Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-216660 and No. 333-220558) and the Registration Statements on Form S-8 (No. 333-207200 and No. 333-228889) of Reliant Bancorp, Inc. of our report, dated February 7, 2020, relating to the consolidated financial statements of First Advantage Bancorp and its subsidiary, as of and for the years ended December 31, 2019 and 2018, which is included in this Current Report on Form 8-K/A of Reliant Bancorp, Inc.

/s/ HORNE LLP

Jackson, Tennessee
June 16, 2020